Exhibit (99)(c)

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions, except per share data)	June 30, 2005	December 31, 2004
ASSETS
Cash and due from banks	$12,464	11,714
Interest-bearing bank balances	2,852	4,441
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $12,663 at June 30, 2005, $5,370 repledged)	22,528	22,436

Total cash and cash equivalents	37,844	38,591

Trading account assets	46,519	45,932
Securities	117,906	110,597
Loans, net of unearned income	230,287	223,840
Allowance for loan losses	(2,718)	(2,757)

Loans, net	227,569	221,083

Loans held for sale	14,531	12,988
Premises and equipment	5,354	5,268
Due from customers on acceptances	826	718
Goodwill	21,861	21,526
Other intangible assets	1,378	1,581
Other assets	38,052	35,040

Total assets	$511,840	493,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	63,079	64,197
Interest-bearing deposits	236,831	230,856

Total deposits	299,910	295,053
Short-term borrowings	75,726	63,406
Bank acceptances outstanding	859	755
Trading account liabilities	19,827	21,709
Other liabilities	15,750	15,507
Long-term debt	49,006	46,759

Total liabilities	461,078	443,189

Minority interest in net assets of consolidated subsidiaries	2,858	2,818

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at June 30, 2005	—	—
Common stock, $3.33- 1/3 par value; authorized 3 billion shares, outstanding 1.577 billion shares at June 30, 2005	5,258	5,294
Paid-in capital	31,038	31,120
Retained earnings	11,079	10,178
Accumulated other comprehensive income, net	529	725

Total stockholders’ equity	47,904	47,317

Total liabilities and stockholders’ equity	$511,840	493,324

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2005	2004	2005	2004
INTEREST INCOME
Interest and fees on loans	$3,362	2,316	6,536	4,651
Interest and dividends on securities	1,437	1,110	2,863	2,251
Trading account interest	354	237	732	434
Other interest income	549	356	1,024	682

Total interest income	5,702	4,019	11,155	8,018

INTEREST EXPENSE
Interest on deposits	1,221	654	2,271	1,302
Interest on short-term borrowings	670	316	1,271	615
Interest on long-term debt	453	211	842	402

Total interest expense	2,344	1,181	4,384	2,319

Net interest income	3,358	2,838	6,771	5,699
Provision for credit losses	50	61	86	105

Net interest income after provision for credit losses	3,308	2,777	6,685	5,594

FEE AND OTHER INCOME
Service charges	528	489	1,041	960
Other banking fees	355	301	706	570
Commissions	603	657	1,202	1,413
Fiduciary and asset management fees	728	700	1,442	1,404
Advisory, underwriting and other investment banking fees	257	203	490	403
Trading account profits	17	34	116	111
Principal investing	41	15	100	53
Securities gains	136	36	134	38
Other income	312	172	741	422

Total fee and other income	2,977	2,607	5,972	5,374

NONINTEREST EXPENSE
Salaries and employee benefits	2,324	2,164	4,725	4,346
Occupancy	271	224	521	453
Equipment	269	253	534	512
Advertising	48	48	92	96
Communications and supplies	158	157	320	308
Professional and consulting fees	155	126	282	235
Other intangible amortization	107	107	222	219
Merger-related and restructuring expenses	90	102	151	201
Sundry expense	366	314	813	791

Total noninterest expense	3,788	3,495	7,660	7,161

Minority interest in income of consolidated subsidiaries	71	45	135	102

Income before income taxes	2,426	1,844	4,862	3,705
Income taxes	776	592	1,591	1,202

Net income	$1,650	1,252	3,271	2,503

PER COMMON SHARE DATA
Basic earnings	$1.05	0.96	2.09	1.92
Diluted earnings	1.04	0.95	2.05	1.89
Cash dividends	$0.46	0.40	0.92	0.80
AVERAGE COMMON SHARES
Basic	1,564	1,300	1,567	1,301
Diluted	1,591	1,320	1,597	1,323